[Sun Healthcare Group, Inc. Letterhead]

EXHIBIT 5.1

August 6, 2009

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re:           Registration of Common Stock of Sun Healthcare Group, Inc.

Ladies and Gentlemen:

This opinion is being delivered in connection with the registration by Sun Healthcare Group, Inc. (the “Company”) of an aggregate of 4,078,830 shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued pursuant to the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan (the "Plan") in accordance with the terms of the Plan, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof.

In my capacity as General Counsel of the Company, I have examined originals or copies of those corporate and other records of the Company as I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and paid for in accordance with such authorization and in accordance with the terms of the Plan, and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company, or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of California and the present Delaware General Corporation Law.  I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters.  I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to my attention, or any future changes in laws.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Michael Newman
Michael Newman
General Counsel